Exhibit 8.1

August 29, 2005	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Consolidation Loan Funding, LLC 9477 Waples Street, Suite 100 San Diego, California 92121	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Consolidation Loan Funding II, LLC 9477 Waples Street, Suite 100 San Diego, California 92121

Goal Capital Funding, LLC 9477 Waples Street, Suite 100 San Diego, California 92121

Re:	Higher Education Funding I (“HEF”), Consolidation Loan Funding, LLC (“CLF”), Consolidation Loan Funding II, LLC (“CLF II”), Student Loan Consolidation Center Student Loan Trust I (“SLCC SLT”), Education Loan Asset-Backed Trust I (“ELAB”), Goal Capital Funding, LLC (“Funding”) and Goal Capital Funding Trust (“Funding Trust”)
Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as tax counsel for HEF, CLF, CLF II, SLCC SLT, ELAB, Funding and Funding Trust (collectively, the “Co-Registrants”) in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto and the forms of base prospectus (each, a “Base Prospectus”) and prospectus supplement (each, a “Prospectus Supplement”) described therein, the “Registration Statement”), filed by the Co-Registrants with the Securities and Exchange Commission in connection with the registration by the Co-Registrants of Student Loan Asset Backed Notes (the “Notes”).

As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by HEF, SLCC SLT, ELAB or Funding Trust (each, a “Trust”). For each series, the Notes will be issued pursuant to an Indenture of Trust (as may be amended or otherwise modified from time to time, the “Indenture of Trust”), between a Trust and an eligible lender trustee (the “Eligible Lender Trustee”), and an indenture trustee (the “Indenture Trustee”), and a Supplemental Indenture of Trust (the “Supplemental Indenture” and, together with the Indenture of Trust, the “Indenture”).

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

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In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and documents or forms of documents filed as exhibits to the Registration Statement (collectively, the “Operative Documents”).

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. We will not seek tax rulings from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that the IRS may not take positions contrary to those stated in our opinions.

Based upon the foregoing and assuming that the Operative Documents are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements set forth in each Base Prospectus forming part of the Registration Statement under the caption “Federal Income Tax Consequences” and the statements set forth in each Prospectus Supplement forming part of the Registration Statement under the captions “Summary—Federal Income Tax Consequences” and “Federal Income Tax Considerations” are based upon reasonable interpretations of existing U.S. federal tax law. To the extent that such discussions expressly state our opinion, or state that our opinion has been or will be provided as to any series of Notes, we hereby confirm and adopt such opinion herein. We also note that the Operative Documents filed as exhibits to the Registration Statement do not relate to a specific transaction. Accordingly, the above-referenced description of U.S. federal income tax consequences may require modification in the context of an actual transaction. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Mayer, Brown, Rowe & Maw LLP therein under the captions “Federal Income Tax Consequences” in each Base Prospectus forming part of the Registration Statement and “Summary—Federal Income Tax Consequences” and “Federal Income Tax Considerations” in each Prospectus Supplement forming part of the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the term used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission

Mayer, Brown, Rowe & Maw LLP

issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP

WAL/PJK/JDT